Exhibit 10.7
Bausch + Lomb Corporation
Stock Option Grant Agreement
(Nonqualified Stock Option)
(2022 Omnibus Incentive Plan)

Bausch + Lomb Corporation (the “Company”), pursuant to Section 7(a) of the Company’s 2022 Omnibus Incentive Plan (the “Plan”), hereby grants to you a Nonqualified Stock Option to purchase the number of Common Shares set forth below (the “Option” or the “Award”). This Award is subject to all of the terms and conditions as set forth herein (the “Agreement”) and in the Plan, which is incorporated herein in its entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the terms in the Agreement and the Plan, the terms of the Plan shall control. For the avoidance of doubt, any terms contained in the Agreement but are not in the Plan shall not constitute a conflict and such terms in the Agreement shall control. The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

Option Holder:
Grant Date:
Number of Common Shares Subject to Option:
Exercise Price (Per Share):
Expiration Date:

Vesting Schedule:     One-third (1/3) of this Award shall vest on each of the first three anniversaries of the Grant Date (each such anniversary, a “Vesting Date”), provided that you remain employed with the Company or one of its Subsidiaries through the applicable Vesting Date.
Payment:     By one or a combination of the following methods of payment (described in the Agreement):
    Cash or check
    Bank draft or money order payable to the Company
    Pursuant to a Regulation T program (cashless exercise) if the shares are publicly traded
    Delivery of already-owned shares if the shares are publicly traded
    Net exercise
The details of your Award are as follows:
1.Consideration. Consideration for this Award is satisfied by your services to the Company and its Subsidiaries and complying with the terms of this Agreement, including the restrictive covenants set forth in Sections 12 and 13.
2.Vesting.
(a)In General. Subject to the provisions of the Plan and this Agreement, your Award will vest as set forth above; provided you are employed by the Company or one of its Subsidiaries through the applicable Vesting Date and you continue to comply with the restrictive covenants in Sections 12 and 13. Vesting will cease upon your Termination of Service (except as set forth below in Sections 2(b) through (d)). Any portion of the Option that did not become vested prior to your Termination of Service or that does not become vested according to the provisions in this Section 2 shall be forfeited and cancelled immediately following the date of your Termination of Service for no consideration.

(b)Vesting Acceleration Upon Termination of Service due to Death or Disability. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of your Termination of Service by the Company due to your death or Disability, then any unvested portion of your Option will vest on the date of your Termination of Service.
(c)Vesting Acceleration Upon Termination of Service due to Retirement. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of your Termination of Service due to your Retirement (as defined below), then any unvested portion of the Option will vest on the date of your Termination of Service; provided that (i) you have been employed by the Company or one of its Subsidiaries for at least twelve (12) months following the Grant Date, and (ii) you comply with the restrictive covenants set forth in Sections 12 and 13; provided, however, that, in the event your Termination of Service occurs as a result of the entity for which you are employed ceasing to qualify as a Subsidiary prior to the twelve (12)-month anniversary of the Grant Date, the requirement to be employed by the Company or one of its Subsidiaries for at least twelve (12) months following the Grant Date shall not apply. Unless otherwise defined in your Service Agreement, “Retirement” means your Termination of Service on or after the date on which you attain age 55 and your age plus your years of service with the Company and its Subsidiaries total at least 65, and your Termination for Service was not for Cause (and your Termination of Service has not occurred at a time when grounds for a Termination of Service for Cause exist).
(d)Treatment of Option in the Event of a Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of a Change of Control:
(i)in the event your Option (or any portion thereof) is assumed or substituted (as defined in Section 11(a)(iii) of the Plan) in connection with such Change of Control, then (A) your Option (or applicable portion thereof) will be adjusted in accordance with Section 6(e) of the Plan and (B) in the event of your Termination of Service (x) by the Company (or the acquiring entity or any of its affiliates) without Cause or (y) by you for Good Reason, in either case within twelve (12) months following such Change of Control (or during the six month period prior to such Change of Control if such Termination of Service was in contemplation of, and directly related to, the Change of Control), then the unvested portion of your Option (or applicable portion thereof) will vest on the date of your Termination of Service, subject to you delivering to the Company, and failing to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of your Termination of Service; and
(ii)in the event your Option (or any portion thereof) is not assumed or substituted (as defined in Section 11(a)(iii) of the Plan) in connection with such Change of Control, then the unvested portion of your Option (or the applicable portion thereof) shall become fully vested as of immediately prior to such Change of Control.
3.Number of Shares and Exercise Price. The number of Common Shares subject to your Option and your exercise price per share referenced above may be adjusted from time to time in accordance with Section 6(e) of the Plan.
4.Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price of your Option in cash or by check or in any other manner permitted by the Company, which may include one or more of the following:
(a)Bank draft or money order payable to the Company.

(b)Provided that at the time of exercise the Common Shares are publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.
(c)Provided that at the time of exercise the Common Shares are publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned Common Shares either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Market Price on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your Option, shall include delivery to the Company of your attestation of ownership of such Common Shares in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your Option by tender to the Company of Common Shares to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
(d)By a “net exercise” arrangement pursuant to which the Company will reduce the number of Common Shares issued upon exercise of your Option by the largest whole number of Common Shares with a Market Price that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Common Shares to be issued; provided further, however, that Common Shares will no longer be outstanding under your Option and will not be exercisable thereafter to the extent that (i) Common Shares are used to pay the exercise price pursuant to the “net exercise,” (ii) Common Shares are delivered to you as a result of such exercise, and (iii) Common Shares are withheld to satisfy tax withholding obligations.
5.Whole Shares. You may exercise your Option only for whole Common Shares.
6.Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your Option unless the Common Shares issuable upon such exercise are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or if such Common Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option must also comply with other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
7.Term. You may not exercise your Option before it becomes vested and exercisable or after the expiration of its term. The term of your Option commences on the Grant Date and, except as provided otherwise in Section 7(a) of the Plan, expires upon the earliest of the following:
(a)the Expiration Date indicated above;
(b)your Termination of Service, in the event of your Termination of Service for Cause;
(c)three (3) months following your Termination of Service by the Company without Cause or by you for Good Reason;

(d)six (6) months following your Termination of Service by the Company due to your death or Disability, or upon the expiration of your employment term following a notice of non-renewal of your Service Agreement by the Company;
(e)two (2) years following your Termination of Service due to your Retirement; or
(f)three (3) months following your Termination of Service for any reason other than those specifically enumerated in this Section 7; provided, however, that (i) if, during any part of the three (3) month, six (6) month or two (2) year periods set forth in Sections 7(c), (d) or (e), respectively, your Option is not exercisable solely because of the condition set forth in Section 6, your Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months, six (6) months or two (2) years after your Termination of Service, as applicable (provided that in no event shall your Option be exercisable at any time following the Expiration Date).
8.Exercise. You may exercise the vested portion of your Option during its term by delivering a notice (in a form designated by the Company) together with the exercise price to the Company’s Plan administrator, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
9.Transferability.
(a)Restrictions on Transfer. Your Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you; provided, however, that the Board may, in its sole discretion, permit you to transfer your Option in a manner consistent with applicable tax and securities laws upon your request.
(b)Domestic Relations Orders. Notwithstanding the foregoing, your Option may be transferred pursuant to a domestic relations order.
(c)Beneficiary Designation. Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option.
10.Change of Control. Upon the occurrence of a Change of Control, at the election of the Committee in its discretion, your Option shall subject to the treatment described in clauses (i) or (ii) or a combination thereof): (i) cancelled in exchange for a payment in cash, securities, rights and/or other property, in an amount equal to the value of the Option (or the applicable portion thereof), which shall be determined by reference to (A) in the case of any merger transaction, the consideration received by holders of Common Shares in the transaction constituting the Change of Control or (B) in the case of any other event that constitutes a Change of Control, the Market Price of a Common Share on the date such Change of Control occurs (in each case, minus the applicable exercise price per Common Share); or (ii) converted into an option in respect of the common stock of the acquiring or surviving entity (or its parent) (in a merger or otherwise) on the basis of the relative values of such stock and the Common Shares at the time of the Change of Control and which such option shall be on the same terms and conditions that were applicable to the Option immediately prior to the Change of Control (which such conversion shall constitute the assumption or substitution of the Option (or applicable portion thereof) for purposes of Section 11(a)(iii) of the Plan); provided that clause (ii) shall only be applicable if the common stock of the acquiring or surviving entity (or its parent), as applicable, is publicly traded on an established securities market on the date on which such Change of Control is effected.
11.Disclosure and Ownership of Intellectual Property.
(a)Company Intellectual Property. You acknowledge and agree that any intellectual property, including, without limitation, works, materials, inventions, invention disclosures, invention registrations, patent rights, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, design rights, mask works, software, apparatus, technology, data, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, that you create, discover, conceive, reduce to practice, develop or acquire during the course of your employment or service, either alone or jointly with others, (i) using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its affiliates, (ii) that results from any work performed for the Company or any of its affiliates and/or (iii) that otherwise relates to the Company’s or any of its affiliates’ business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”) is and shall remain the exclusive property of the Company or the affiliate of the Company, as applicable, that is your employer (the “Employer”) whether registered or otherwise exploited or not. In furtherance of the foregoing, you hereby assign, transfer, convey and deliver to the Employer your entire right, title and interest in and to any and all such Company Intellectual Property.
(b)Work Made for Hire. You acknowledge and agree that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Employer will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are hereby automatically assigned to the Employer as above).
(c)Disclosure. You agree to record all activities undertaken in the course of your employment and to disclose promptly in writing to the Employer any and all Company Intellectual Property. You agree that you will give the Company or any of its affiliates all reasonable assistance and execute all documents necessary to assist with enabling the Company or any of its affiliates to prosecute, perfect, register, record, enforce and defend any and all of their rights in and to any Company Intellectual Property and Confidential Information.
(d)Non-Assignable Inventions. If your principal work location is in California, Illinois, Kansas, Minnesota or Washington State, the provisions regarding your assignment of Company Intellectual Property to the Employer in Sections 11(a) and (b) of this Agreement may not apply to certain inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state. You acknowledge having received notification regarding such Non-Assignable Inventions pursuant to such states’ codes.
(e)Prior Intellectual Property. If, in the course of your employment with the Employer, you use any intellectual property that is solely or jointly owned by you or licensed to you, with the right to sub-license (collectively, “Prior Intellectual Property”), you hereby grant to the Company and its affiliates a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Intellectual Property for any purpose.

(f)Waiver of Moral Rights. To the extent you may do so under applicable law, you hereby waive and agree never to assert any Moral Rights that you may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company or its affiliates. As used in this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(g)This Section 11 shall survive your Termination of Service.
12.Records and Confidential Data. In consideration of the Options issued to you pursuant to this Agreement, subject to Sections 12(e) and 12(f), you agree to be bound by the covenant of confidentiality set forth in this Section 12 with respect to any and all Confidential Information (as defined below) disclosed or made available to you or of which you have otherwise become aware, whether before, on or after the date hereof.
(a)Ownership; Recognition of Company’s Rights. You acknowledge that in connection with the performance of your duties, the Company will make available to you, or you will have access to, certain Confidential Information of the Company and its affiliates. You acknowledge and agree that any and all Confidential Information you learned or obtained during the course of your employment or service by the Company or any of its affiliates or otherwise, whether developed by you alone or in conjunction with others or otherwise, shall be and is the sole and exclusive property of the Employer. No license or other right to any Confidential Information is granted to you under this Agreement. To the extent that you acquire any right, title or interest in or to any Confidential Information, you hereby assign, transfer, convey and deliver to the Employer all such right, title and interest in and to such Confidential Information.
(b)Restrictions. Subject to Sections 12(e) and 12(f), you (i) will keep all Confidential Information strictly confidential, (ii) will not use Confidential Information in any manner which is detrimental to the Company or its affiliates, (iii) will not use Confidential Information other than in connection with the discharge of your duties to the Company and its affiliates, (iv) will safeguard any and all Confidential Information from unauthorized disclosure, and (v) will not disclose, publish, use, transfer or otherwise disseminate any Confidential Information to any person or entity without the Employer’s express prior written consent, except as may be necessary to perform your duties as an employee of the Company or its affiliates for the benefit of the Company or its affiliates. You may, however, disclose Confidential Information to the extent it is in response to a valid order of a court or other governmental authority or to otherwise comply with applicable law; provided that, subject to your protections under Sections 12(e) and 12(f) below, you shall first give notice to the Employer and reasonably cooperate with the Employer to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by applicable law. For the avoidance of doubt, nothing in this Section 12(b) shall prevent you from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act), and you shall not be required to first give notice to the Employer when you are exercising your legally protected whistleblower rights.
(c)Disposition of Confidential Information. Following your Termination of Service or upon the Company’s request, you will return to the Company all copies of any and all Confidential Information in your custody, possession or control (including all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting any Confidential Information). Alternatively, with the Company’s prior written consent, you may destroy such Confidential Information. Within five (5) business days of your

Termination of Service or such request by the Company, you shall deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 12(c).
(d)Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean any and all non-public, proprietary or other confidential information of the Company or its affiliates disclosed to you, to which you have access, or of which you otherwise become aware, in each case whether in oral, written, graphic or machine readable form, including, without limitation, (i) know-how, trade secrets, inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like, and any other intellectual property the value of which is contingent upon maintaining the confidentiality thereof, (ii) information regarding the business of the Company or its affiliates, including its products, services, budgets, contracts, reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formulae, marketing studies relating to prospective business opportunities, and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates, (iii) information regarding the skills and compensation of the employees, contractors, and any other service providers of the Company or its affiliates, (iv) the existence of any business discussions, negotiations, or agreements between the Company or its affiliates and any third party, (v) all documents and other work product generated by you which contain, comment upon, or relate in any way to any information disclosed by the Company or its affiliates, (vi) all third-party information held in confidence by the Company or its affiliates, and (vii) the terms and conditions of this Agreement. For purposes of this Agreement, the Confidential Information shall not include and your obligation shall not extend to (i) information which is generally available to the public and (ii) information obtained by you other than pursuant to or in connection with your employment.
(e)Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), you and the Company acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
(f)Whistleblower Protections. Notwithstanding the foregoing, nothing in this Agreement precludes or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other relief that you might become entitled to from the SEC or any other Government Agency.
(g)This Section 12 shall survive your Termination of Service.

13.Covenant Not to Solicit, Not to Compete and Not to Disparage. In consideration of the Options issued to you pursuant to this Agreement, you agree to be bound by the covenants of non-solicitation, non-competition and non-disparagement set forth in this Section 13.
(a)Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company and its affiliates, you agree, during the period of your employment with or service to the Company and for a period of twelve (12) months thereafter (or, if greater, the period set forth in your Service Agreement) (the “Restricted Period”), not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its Subsidiaries (or any person who was an employee of the Company or any of its Subsidiaries during the 6-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this Section 13(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates, provided that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.
(b)Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company and its affiliates, you agree, during the Restricted Period, not to engage in Prohibited Activities (as defined below) in any country in which the Company or its affiliates conduct business, or plan to conduct business, during the period of your employment or service. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that derives more than 10% of its consolidated revenue from the development, manufacturing, marketing and/or distribution (directly or indirectly) of the global eye health business; provided that Prohibited Activities shall not mean (i) your investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities or (ii) serving as a member of a board of directors of a company provided that, for the avoidance of doubt, you comply with the obligations set forth in Sections 12 and 13(a) of this Agreement. You agree that the covenants contained in this Section 13(b) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.
(c)Non-Disparagement Covenant. You agree not to make written or oral statements about the Company or its affiliates or their directors, executive officers or non-executive officer employees that are negative or disparaging. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.
(d)Your obligations under this Section 13 shall survive your Termination of Service.
14.Severability of Restrictive Covenants. It is the intent and desire of you and the Company that the restrictive provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of Sections 12 or 13 shall be determined to be invalid or unenforceable, such provision shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Any provision of Sections 12 or 13 (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of such Section to the fullest extent possible while remaining lawful and valid.
15.Remedies for Breach of Obligations Under Sections 12 and 13. You acknowledge that the Company will suffer irreparable injury, not readily susceptible to valuation in monetary damages, if you breach any obligation under Sections 12 or 13. Accordingly, you agree that the Company will be entitled, in addition to any other available remedies, to obtain preliminary and permanent injunctive relief against any breach or prospective breach by you of your obligations under Sections 12 or 13. Without limiting other forms of relief available to the Company, in the event of your breach of any of your obligations under Sections 12 or 13, your Award will be forfeited for no consideration and, if payment in respect of your Award has been made, you will be obligated to return the proceeds to the Company. You agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company, or in any other manner authorized by law.
16.Clawback. This Agreement is subject to Section 12 of the Plan, any policy the Company has adopted or will adopt regarding the recovery of incentive compensation and any additional clawback provisions as required by law or applicable listing rules.
17.Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an affiliate, or on the part of the Company or an affiliate to continue such service. In addition, nothing in your Award will obligate the Company or an affiliate, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or an affiliate.
18.Common Share Ownership Requirements. You agree to comply with, and be subject to the terms of, any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.
19.Withholding Obligations.
(a)At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the exercise of your Option.
(b)The Company shall withhold from fully vested Common Shares otherwise issuable to you upon the exercise of your Option a number of whole Common Shares having a Market Price, determined by the Company as of the date of exercise, equal to an amount up to the maximum amount of tax that can be withheld by law (or such other amount as may be permitted by applicable law and accounting standards). Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
20.Notices. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

21.Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
22.Amendment. Nothing in this Agreement shall restrict the Committee’s (or its applicable delegate’s) ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision; provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
23.Miscellaneous.
(a)The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award. This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof (including, without limitation, the provisions in your employment letter with respect thereto).
(d)This Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
24.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control; provided, however, for avoidance of doubt, terms contained in the Agreement but not in the Plan shall not constitute a conflict and such terms in the Agreement shall control. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company and all other interested persons.

No member of the Board or the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
25.Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or any affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any affiliate’s employee benefit plans.
26.Choice of Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the Province of Ontario and the laws of Canada. Each of the parties submits to the exclusive jurisdiction of the state courts within the State of New Jersey. In any issue, claim, demand, action, cause of action, suit or proceeding arising out of, or relating to, this Agreement, each of the parties agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, relating to, based on or in connection with this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
27.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
28.Appendices. Notwithstanding any provisions in this Agreement, the Option shall be subject to any special terms and conditions for employees outside the United States set forth in Appendix A and Appendix B attached hereto (the “Appendices”). Further, if you relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitutes part of this Agreement.
29.Acknowledgements. By accepting this Award, you hereby (i) acknowledge and agree that, notwithstanding anything to the contrary in any Employee Privacy Notice, and subject to the terms of Section 25 of the Plan, such Employee Privacy Notice shall apply to the Company’s and its affiliates’ processing of your personal data in connection with the Plan and this Award, and (ii) consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third-party designated by the Company.